Exhibit 10.27
FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT
     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of the 10th_ day of September, 2010, by and between 615 2ND AVENUE SOUTH — MINNEAPOLIS LLC, a Delaware limited liability company (“Seller”), and GATOR OWNER LLC, a Delaware limited liability company (“Purchaser”).
R E C I T A L S:
     A. Seller and Purchaser entered into that certain Purchase and Sale Agreement, dated as of May 27, 2010, as amended by that certain letter agreement dated as of June 29, 2010, as further amended by that certain letter agreement dated as of July 28, 2010, as further amended by that certain letter agreement dated as of August 17, 2010, as further amended by that certain letter agreement dated as of August 24, 2010, and as further amended by that certain letter agreement dated as of August 27, 2010 (as amended from time to time, the “Purchase Agreement”), with respect to certain real property located in Minneapolis, Minnesota and commonly known as The Grand Hotel, as more particularly described in the Purchase Agreement (the “Property”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
     B. Seller and Purchaser desire to amend the Purchase Agreement as hereinafter provided.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Purchase Agreement as follows:
A G R E E M E N T:
     1. Purchase Price. Section 1.1.3 of the Purchase Agreement is hereby amended and restated as follows:
“1.1.3 Purchase Price: $33,000,000 plus the sum of the Closing Costs described in Section 1.2, subject to any adjustments and prorations provided for herein.”
     2. Closing Date. The Closing shall occur on the date that is twenty (20) calendar days after satisfaction of both the Estoppel Condition (as amended hereby) and the Lease Amendments Condition (the “Closing Date”).
     3. Due Diligence. Purchaser acknowledges that (i) Purchaser has received and reviewed all of the Property Information and Additional Property Information, and, from and after the date hereof, Seller shall have no obligations under Sections 4.1 and 4.2 of the Purchase Agreement to deliver to Purchaser any documents, books, records or other information related to the Property, except that Seller shall continue to deliver to Purchaser updated STR Reports and financial statements on a monthly basis promptly upon Seller’s receipt thereof; and (ii) Purchaser has completed to Purchaser’s satisfaction its physical due diligence of the Property pursuant to Section 4.3 of the Purchase Agreement. Accordingly, Purchaser acknowledges that the Physical/Financial Review Condition set forth in Section 4.5.1(1) of the Purchase Agreement has been satisfied.
     4. Deposit. Section 3.1.2 of the Purchase Agreement is hereby deleted in its entirety. Notwithstanding anything in the Purchase Agreement to the contrary, the following provisions shall apply with respect to the Deposit:
          (a) From and after the date hereof, the Initial Deposit shall be non-refundable to Purchaser and shall be either (i) applied to the Purchase Price at Closing or (ii) delivered to Seller in the event of any termination of the Purchase Agreement, except in the event of a termination of the Purchase Agreement due to:
               (1) a default by Seller that is not cured pursuant to the applicable notice and cure period under Section 10.2 of the Purchase Agreement;
               (2) a casualty in accordance with the terms of Section 6.1 of the Purchase Agreement;
               (3) a condemnation in accordance with the terms of Section 6.2 of the Purchase Agreement;
               (4) a Material Adverse Change in accordance with the terms of Section 7.2.4 of the Purchase Agreement;
               (5) the failure of the Title Company to issue the Title Policy in accordance with Section 5.4 of the Purchase Agreement;
               (6) a New Exception and a New Objection which is neither cured nor insured over in accordance with Section 5(b) below; or
               (7) the failure of one or more of the Closing Conditions to be satisfied in accordance with the terms of Section 6(a) below or the Purchase Agreement, as applicable, and, in the event of any such termination, the Deposit shall be returned to Purchaser (termination on account of any of the events described in items (1), (2), (3), (4), (5), (6) and (7) above is referred to as a “Deposit Refundability Termination”).
          (b) No later than two (2) Business Days after the date on which both the Estoppel Condition (as amended hereby) and the Lease Amendments Condition have been satisfied, Purchaser shall deposit with Escrow Agent the Additional Deposit, which Additional Deposit (together with the Initial Deposit pursuant to subsection (a) above) shall be non-refundable to Purchaser and shall be either (i) applied to the Purchase Price at Closing or (ii) delivered to Seller in the event of any termination of the Purchase Agreement, except in the event of a Deposit Refundability Termination, and, in the event of any such Deposit Refundability Termination, the Deposit (including the Additional Deposit) shall be returned to Purchaser.

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          (c) In the event that Closing shall occur, the Deposit shall be applied to the Purchase Price at Closing. In the event of a termination of the Purchase Agreement by either Seller or Purchaser in accordance with the Purchase Agreement as amended hereby, Escrow Agent is authorized and is hereby directed to deliver the Deposit to the party hereto entitled to same pursuant to the terms hereof on or before the second (2nd) Business Day following written demand from such party entitled thereto, such written demand to be sent to Escrow Agent and the other party hereto in accordance with the notice provisions of Section 12.10 of the Purchase Agreement. In the event that Escrow Agent incurs any attorneys’ fees and costs in connection with a dispute between Purchaser and Seller hereunder, such costs shall be paid by the non-prevailing party in such dispute.
     5. Title.
          (a) Purchaser agrees that it has reviewed and approved the state of title and survey with respect to the Property. Attached hereto as Exhibit A is the pro forma title policy (the “Pro Forma”) which Purchaser has obtained from the Title Company and approved. The Title Condition set forth in Section 4.5.1(3) of the Purchase Agreement is hereby satisfied. All of the exceptions shown on the Pro Forma shall be deemed to be Permitted Exceptions.
          (b) If at any time after the date hereof and prior to Closing there shall arise any material exception to title that was not identified in the Title Commitment or on the Pro Forma, which exception is not created by, under or through Purchaser and is not otherwise a Permitted Exception (a “New Exception”), Purchaser may, within three (3) Business Days after it first obtains knowledge of the New Exception, notify Seller in writing of its disapproval of any such matter (“New Objection”). If Purchaser fails to notify Seller of a New Objection within said three (3) Business Day period, the New Exception in question shall be deemed unconditionally approved and shall constitute a Permitted Exception. If Purchaser timely makes a New Objection, Seller shall have the right to eliminate, or cause the Title Company to insure over (subject to Purchaser’s approval thereof, not to be unreasonably withheld, conditioned or delayed), or otherwise cure such New Objection (and, if necessary, at Seller’s election the Closing shall be extended as may be reasonably necessary to allow Seller the opportunity to do so). Seller shall have no obligation to cure any New Objection, except that Seller shall eliminate, cause the Title Company to insure over (subject to Purchaser’s approval thereof, not to be unreasonably withheld, conditioned or delayed), or otherwise cure any New Objection with respect to a lien of an ascertainable amount that can be cured by payment of a sum not to exceed $200,000. If Seller fails, prior to Closing (as it may be extended as set forth above), to eliminate or cause the Title Company to insure over or otherwise cure any New Objection, Purchaser shall, as its sole remedy, either:
               (i) waive such New Objection, in which event the exception previously objected to shall be deemed unconditionally approved and shall constitute a Permitted Exception; or
               (ii) terminate the Purchase Agreement and receive a return of the Deposit.

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     6. Closing Conditions.
          (a) Subject to Seller’s right to extend the Closing Date as set forth in Section 6(c) below, in the event that one or more of the following Closing Conditions has not been satisfied by the Closing Date, Purchaser shall have the right, upon written notice to Seller, to terminate the Purchase Agreement and thereupon to receive an immediate refund of the Deposit, and neither party shall thereafter have any further liability or obligation under the Purchase Agreement except for such liabilities and obligations that are expressly stated therein to survive termination of the Purchase Agreement. For purposes hereof, the “Closing Conditions” shall mean the conditions set forth in Sections 5.4, 7.2.1 through 7.2.4, inclusive, and 7.3 of the Purchase Agreement and the following:
               (i) Estoppels. Seller shall deliver to Purchaser Estoppels, in the forms attached as Exhibits J-1 and J-2 to the Purchase Agreement (subject to deviations from such forms which do not materially adversely alter the information set forth in the Estoppel), executed by Life Time Fitness, Inc. (or its affiliates, as applicable) (“Tenant”), with respect to (A) that certain Lease of Athletic Space, dated May 17, 1999 (the “Athletic Space Lease”), and (B) that certain Lease of Restaurant Space, dated May 17, 1999 (the “Restaurant Space Lease”) (same being referred to herein as the “Estoppel Condition”, which Estoppel Condition shall supersede and replace in its entirety the Estoppel Condition set forth in Section 4.5.1(4) of the Purchase Agreement. In addition, this Section 6(a)(i) shall be deemed to amend and restate Section 7.2.5 of the Purchase Agreement in its entirety.
               (ii) Lease Amendments. Seller shall enter into with Tenant, and deliver to Purchaser fully-executed copies of, amendments to the Athletic Space Lease and Restaurant Space Lease, each in the forms of amendments to the Athletic Space Lease and Restaurant Space Lease attached hereto as Exhibits B-1 and B-2, respectively (the same being referred to herein as the “Lease Amendments Condition”).
          (b) There are no conditions to Purchaser’s obligation to consummate Closing other than the Closing Conditions. Purchaser specifically acknowledges that the conditions set forth in Section 4.5 of the Purchase Agreement (other than the condition set forth in Section 4.5.1(4) of the Purchase Agreement, as stated herein) have been satisfied or waived.
          (c) If the Estoppel Condition (as amended hereby) or the Lease Amendments Condition has not been satisfied by the Closing Date, Seller shall have the right, upon written notice to Purchaser, to extend the Closing Date for a period up to sixty (60) days, so long as Seller is continuing to pursue, in good faith and with due diligence, the satisfaction of the Estoppel Condition (as amended hereby) or the Lease Amendments Condition, as applicable. Upon satisfaction of all of the Closing Conditions, the parties shall proceed to Closing on the Closing Date. In the event the Closing Conditions have not been satisfied on or before the end of such sixty (60) day period, Purchaser shall have the right to elect to (i) waive in writing such unsatisfied Closing Conditions and proceed to Closing, or (ii) terminate the Purchase Agreement upon notice thereof to Seller, in which event Purchaser shall receive a refund of the Deposit within two (2) Business Days thereafter. If Purchaser has not waived in writing any unsatisfied Closing Conditions in accordance with clause (i) above within ten (10) days after the expiration

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of such sixty (60) day period, Purchaser shall be deemed to have elected to terminate the Purchase Agreement in accordance with clause (ii) above.
     7. Amendment to Estoppel Provisions. The first clause of Section 4.4 of the Purchase Agreement (which reads: “Prior to the expiration of the Inspection Period,”) is hereby deleted.
     8. Board Approval Condition. Notwithstanding any of the terms and conditions to the contrary set forth in the Purchase Agreement, if, within fourteen (14) days after the date hereof, Purchaser has not received approval by Purchaser’s board of trustees or investment committee of the transaction contemplated hereby, then Purchaser shall have the right, upon written notice to Seller prior to the expiration of such fourteen (14) day period, to terminate the Purchase Agreement and thereupon to receive an immediate refund of the Deposit (anything herein contained to the contrary notwithstanding), and neither party shall thereafter have any further liability or obligation under the Purchase Agreement except for such liabilities and obligations that are expressly stated therein to survive termination of the Purchase Agreement. If Purchaser fails to deliver written notice of its election to terminate the Purchase Agreement pursuant to the preceding sentence within such fourteen (14) day period, Purchaser shall be deemed to have waived such condition and shall have no further right to terminate the Purchase Agreement pursuant to this Section 8.
     9. Termination. Notwithstanding anything in the Purchase Agreement to the contrary, Purchaser shall not have any right to terminate the Purchase Agreement except as expressly set forth in this Amendment and in Sections 10.2, 6.1, 6.2 and 7.2.4 (and, Purchaser shall be deemed to have delivered a Notice of Satisfaction for purposes of Section 7.2.4 of the Purchase Agreement as of the date hereof) of the Purchase Agreement. Without limiting the generality of the foregoing, the parties agree that (i) Purchaser shall not have the right to terminate the Purchase Agreement by delivering a Due Diligence Termination Notice, and (ii) it shall not be required for the continued effectiveness of the Purchase Agreement that Purchaser deliver a Notice of Satisfaction.
     10. Assumed Service Contracts. The first sentence of Section 6.4 of the Purchase Agreement is hereby amended to provide that any Contract Notice shall be delivered by Purchaser to Seller, if at all, no later than five (5) Business Days after the date hereof.
     11. Schedule of Utility Deposits. The last sentence of Section 8.4 of the Purchase Agreement is hereby amended and restated as follows:
“A schedule of all utility deposits is to be delivered by Seller to Purchaser no later than five (5) Business Days prior to the Closing Date.”
     12. Cap; Holdback.
          (a) Section 9.3 of the Purchase Agreement is hereby amended to provide that (i) the amount of the “Cap” shall be $250,000, and (ii) the “Survival Period” shall be a period of four (4) months following the Closing Date.

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          (b) Section 9.4.1 of the Purchase Agreement is hereby amended to provide that the amount of the “Holdback Funds” shall be $250,000.
          (c) The form of Holdback Agreement attached hereto as Exhibit C is hereby inserted as Exhibit I to the Purchase Agreement.
     13. Wirth. All references in the Purchase Agreement to the “Wirth Indemnified Parties” are hereby deleted.
     14. Purchase Price Allocation. Pursuant to Section 3.2 of the Purchase Agreement, Seller and Purchaser hereby agree that the Purchase Price shall be allocated as follows for federal, state and local tax purposes:

Real Property:	$31,600,000
Tangible Personal Property:	$1,400,000
Intangible Personal Property:	$0
     15. Excess Payments. Notwithstanding anything in the Purchase Agreement to the contrary, at Closing, Purchaser shall not assume Seller’s obligation pursuant to Section 1 of each Lease Amendment to pay the Excess Payments (as defined in each Lease Amendment) to Tenant. In accordance with the Lease Amendment, Seller shall pay the Excess Payments to Tenant prior to Closing.
     16. Effect. Except as expressly set forth herein, all terms and provisions contained in the Purchase Agreement shall remain in full force and effect and are hereby ratified and confirmed.
     17. Counterparts. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.
     18. Electronic Copy. An executed facsimile or PDF of this Amendment or any portion hereof, including the signature page of any party, shall be deemed an original for all purposes. At the request of any party hereto, the other parties hereto shall confirm facsimile or PDF transmission by executing duplicate original documents and delivering the same to the requesting parties.
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     IN WITNESS WHEREOF, the undersigned parties have executed this First Amendment to Purchase and Sale Agreement as of the date first set forth above.

PURCHASER: GATOR OWNER LLC, a Delaware limited liability company
By:	/s/ Thomas C. Fisher
	Name:	Thomas C. Fisher
	Title:	Vice President

SELLER: 615 2nd Avenue South — Minneapolis LLC, a Delaware limited liability company
By:	/s/ Cynthia Tucker
	Name:	Cynthia Tucker
	Title:	Senior Vice President

Escrow Agent has executed this Amendment to confirm that Escrow Agent shall hold and disburse the Deposit pursuant to the provisions of the Purchase Agreement as amended by this Amendment.

ESCROW AGENT: CHICAGO TITLE INSURANCE COMPANY, a Delaware limited liability company
By:	/s/ Linda Tyrrell
	Name:	Linda Tyrrell
	Title:	AVP / Senior Escrow Officer

EXHIBIT A
Pro Forma Title Policy
(see attached)

EXHIBIT B-1
Form of Amendment to Athletic Space Lease
(see attached)

EXHIBIT B-2
Form of Amendment to Restaurant Space Lease
(see attached)

EXHIBIT C
Form of Holdback Agreement
ESCROW AGREEMENT
          THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of                     , 2010 (the “Effective Date”) among Gator Owner LLC, a Delaware limited liability company (“Buyer”), 615 2nd Avenue South — Minneapolis LLC, a Delaware limited liability company (“Seller”), and Chicago Title Insurance Company, as escrow agent (“Escrow Agent”), with respect to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (together with any and all interest earned thereon, the “Escrowed Funds”).
RECITALS
          A. Buyer and Seller are parties to a Purchase and Sale Agreement (the “Purchase Agreement”) pursuant to which Buyer will purchase certain real property located in Minneapolis, Minnesota, as more particularly described therein (the “Property”), from Seller for a purchase price in the amount of $33,000,000.00, as same may be adjusted in accordance with the terms of the Purchase Agreement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
          B. Upon the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), Escrow Agent shall disburse from the funds deposited by Buyer into the Closing escrow an amount equal to the Escrowed Funds, and deposit the same into an account held by Escrow Agent (the “Escrow Account”).
          C. The parties to this Agreement desire to establish the terms and conditions pursuant to which the Escrowed Funds will be deposited, held in, and disbursed from the Escrow Account.
AGREEMENT
          NOW, THEREFORE, for valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:
1.	Appointment of Escrow Agent. Buyer and Seller hereby constitute and appoint Escrow Agent as, and Escrow Agent hereby agrees to assume and perform the duties of, escrow agent under and pursuant to this Agreement.
2.	Escrowed Funds. Escrow Agent agrees to (a) accept delivery of the Escrowed Funds; and (b) hold such Escrowed Funds in the Escrow Account, which shall be an interest-bearing account (provided that Buyer provides a W-9 and investment directions), all subject to the terms and conditions of this Agreement.
3.	Deposit of Escrowed Funds; Release from Escrow.
               (a) Delivery of Escrowed Funds. At Closing, Escrow Agent shall disburse the Escrowed Funds from the Closing escrow into the Escrow Account. The Escrowed Funds shall be held by Escrow Agent in the Escrow Account subject to the terms and conditions set forth herein. The Escrowed Funds shall not be subject to lien or attachment by any creditor of any party hereto and shall be used solely for the purpose set forth in this Agreement. Escrow Agent shall notify Buyer and Seller upon Escrow Agent’s receipt of the Escrowed Funds and shall deposit all such funds hereunder in a commingled account (unless a W-9 and investment directions have been provided by Buyer, in which case such funds shall be deposited in segregated, interest-bearing account) at:

Bank:	Bank of America, N.A.
Address:	275 Valencia Blvd
Brea, CA 92823
ABA#:	026009593
Account Name:	Chicago Title and Trust Company, Loop
Acct #:	5800038704
               (b) Release. The Escrowed Funds will be held and disbursed by Escrow Agent only as follows:
                    (i) In the event Buyer becomes aware of a claim with respect to a breach by Seller of a representation or warranty set forth in Section 9.1 of the Purchase Agreement or with respect to an Indemnified Claim for which Seller has expressly agreed to indemnify Buyer under the Purchase Agreement (a “Holdback Claim”), Buyer shall promptly (and in any event prior to the date that is four (4) months after the Effective Date (such four (4) month period following the Effective Date being the “Survival Period”)) give written notice thereof to Seller and Escrow Agent. Buyer shall commence litigation in a court of competent jurisdiction with respect to a Holdback Claim, if at all, prior to the later of (A) the expiration of the Survival Period or (B) twenty-one (21) days after Buyer’s delivery to Seller and Escrow Agent of written notice of such Holdback Claim in accordance with the preceding sentence. In the event of the entry of a final, non-appealable judgment by a court of competent jurisdiction in favor of Buyer with respect to a Holdback Claim of which Buyer delivered written notice to Seller and Escrow Agent prior to the expiration of the Survival Period, Buyer and Seller shall jointly direct Escrow Agent in writing to disburse to Buyer Escrowed Funds from the Escrow Account in the amount of Seller’s liability pursuant to such judgment.
                    (ii) Subject to disbursements of Escrowed Funds to pay Holdback Claims in accordance with the preceding subsection, Escrow Agent shall continue to hold the Escrowed Funds in the Escrow Account until, and such escrow shall terminate upon: (A) if Escrow Agent and Seller have not theretofore received written notice from Buyer of a Holdback Claim, the expiration of the Survival Period, or (B) if, prior to the expiration of the Survival Period, Escrow Agent and Seller have received written notice from Buyer of a Holdback Claim and Buyer commences litigation in a court of competent jurisdiction with respect to such Holdback Claim within the time period required under subsection (i) above, the later to occur of (x) the date on which a final judgment has been entered, and the expiration of all appeal periods, in any such litigation, or (y) the expiration of the Survival Period. Upon such termination of such escrow, Escrow Agent shall, without the requirement of receiving additional notice from Seller or Buyer, promptly disburse from the Escrow Account to Seller all remaining Escrowed Funds, if any.

               (c) Tax Reporting Matters. Buyer and Seller each agrees, upon request, to provide Escrow Agent with its tax identification number by furnishing an appropriate form W-9 and other forms and documents that Escrow Agent may reasonably request.
          4. Escrow Provisions.
               (a) In the event Escrow Agent is required to invest the Escrowed Funds hereunder, Escrow Agent shall not be held responsible for any loss of principal or interest which may be incurred as a result of making such investment or redeeming such investment in accordance herewith. Buyer and Seller authorize Escrow Agent to accept, comply with and obey any writs, orders, judgments or decrees entered or issued by any court with jurisdiction, and Escrow Agent shall not be liable to Buyer or Seller or any other person by reason of such compliance, notwithstanding that such writ, order, judgment or decree be subsequently reversed, modified, annulled, set aside or vacated. If Escrow Agent is made a party defendant to any suit or proceedings regarding the escrow of the Escrowed Funds, Buyer and Seller agree to pay Escrow Agent, upon written demand, all reasonable costs, attorney’s fees, and expenses incurred with respect to such suit or proceeding, except to the extent arising from Escrow Agent’s gross negligence, willful misconduct or breach of this Agreement.
               (b) Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Escrow Agent.
               (c) Subject to Section 7 hereof, if any dispute arises as to whether Escrow Agent is obligated to deliver the Escrowed Funds or as to whom the Escrowed Funds are to be delivered or the amount or timing thereof, Escrow Agent shall not be required to make any delivery, but in such event Escrow Agent may hold the Escrowed Funds until receipt by Escrow Agent of instructions in writing, signed by all parties which have, or claim to have, an interest in the Escrowed Funds, directing the disposition of the Escrowed Funds, or in the absence of such authorization, Escrow Agent may hold the Escrowed Funds until receipt of a certified copy of a final judgment or order of a court of competent jurisdiction or final arbitrator’s decision, as provided in Section 7 hereof, providing for the disposition of the Escrowed Funds. If such written instructions are not received, or proceedings for such determination are not commenced, within thirty (30) days after receipt by Escrow Agent of notice of any such dispute and diligently continued, or if Escrow Agent is uncertain as to which party or parties are entitled to the Escrowed Funds, Escrow Agent may either (i) hold the Escrowed Funds until receipt of (A) such written instructions or (B) a certified copy of a final judgment of a court of competent jurisdiction providing for the disposition of the Escrowed Funds, or (ii) deposit the Escrowed Funds in the registry of a court of competent jurisdiction; provided, however, that notwithstanding the foregoing, Escrow Agent may, but shall not be required to, institute legal proceedings of any kind.
               (d) Each of Buyer and Seller, jointly and severally, shall indemnify and hold harmless Escrow Agent from and against any and all losses, liabilities, damages, claims, expenses or costs actually incurred by Escrow Agent in connection with its performance of its duties hereunder, other than those caused by Escrow Agent’s own breach of this Agreement, misconduct, bad faith or gross negligence.
          5. Expenses. All fees and expenses of Escrow Agent for performing its responsibilities hereunder, which shall be capped at Three Hundred and 00/Dollars ($300.00),

will be shared equally by Buyer and Seller and shall be paid upon execution hereof from the proceeds of the Closing.
          6. Successor Escrow Agent.
               (a) Escrow Agent may resign as escrow agent thirty (30) calendar days following the giving of prior written notice thereof to Buyer and Seller. In addition, Escrow Agent may be removed and replaced on a date designated in a written instrument signed by Buyer and Seller and delivered to Escrow Agent. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor escrow agent has acknowledged its appointment as such. In either event, upon the effective date of such resignation or removal and upon receipt by Escrow Agent of any fees, costs and expenses owed or due to it, if any, Escrow Agent shall deliver the Escrowed Funds to such successor escrow agent, together with such records maintained by Escrow Agent in connection with its duties hereunder and other information with respect to the Escrowed Funds as such successor may reasonably request.
               (b) If a successor escrow agent shall not have acknowledged its appointment as such, in the case of a resignation, prior to the expiration of thirty (30) calendar days following the date of a notice of resignation or, in the case of a removal, on the date designated for Escrow Agent’s removal, as the case may be, Buyer and Seller are unable to agree on a successor escrow agent, or for any other reason, Escrow Agent may petition a court of competent jurisdiction to select a successor or Escrow Agent may select a successor escrow agent and any such resulting appointment shall be binding upon all of the parties to this Agreement.
          7. Dispute Resolution.
               (a) Buyer and Seller shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith. Any party shall give the other party written notice of any dispute not resolved in the ordinary course of business. Within seven (7) days after delivery of such notice, the party receiving notice shall submit to the other a written response thereto. The notice and response shall include (i) a statement of each party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof.
               (b) Within fourteen (14) days after delivery of the notice, representatives of the parties shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 7 (and any of the parties’ submissions in contemplation hereof) shall be kept confidential by the parties and shall be treated by the parties and their representatives as compromise and settlement negotiations under the Federal Rules of Evidence and any similar state rules.
               (c) If the matter in dispute has not been resolved within thirty (30) days after delivery of the notice, either party (the “claimant”) may submit the dispute to binding arbitration to the Chicago, Illinois office of the American Arbitration Association (“AAA”) in accordance with the procedures set forth in the Commercial Arbitration Rules of the AAA, revised and effective July 1, 1996.

               (d) The Commercial Arbitration Rules of the AAA, revised and effective July 1, 1996, as modified or revised by the provisions of this Section 7, shall govern any arbitration proceeding hereunder. The arbitration shall be conducted by three arbitrators selected pursuant to Rule 13 of the Commercial Arbitration Rules, and prehearing discovery shall be permitted if and only to the extent determined by the arbitrator to be necessary in order to effectuate resolution of the matter in dispute. The arbitrator’s decision shall be rendered within thirty (30) days of the conclusion of any hearing hereunder and the arbitrator’s judgment and award may be entered and enforced in any court of competent jurisdiction. The non-prevailing party to an arbitration (as expressly designated by the arbitrators) shall pay its own expenses, the fees of the arbitrators, the administrative fee of the AAA and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration.
               (e) Resolution of disputes under the procedures of this Section 7 shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement (other than those involving Escrow Agent); provided, however, that nothing herein shall preclude the parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 7.
          8. Notices. Any notice provided for or permitted hereunder will be treated as having been given when (i) delivered personally, (ii) sent by confirmed facsimile, (iii) sent by commercial overnight courier with written verification of receipt, or (iv) five (5) business days after being mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 8.
Escrow Agent:	Chicago Title Insurance Company 171 N Clark Street Chicago, IL 60601 Attn: Linda Tyrell Facsimile No.: (312) 223-3361 Telephone No. (312) 223-4857

Buyer:	Gator Owner LLC c/o Pebblebrook Hotels Trust 2 Bethesda Metro Center, Suite 1530 Bethesda, Maryland 20184 Attn: Thomas C. Fisher Fax: 240-396-5763

Seller:	615 2nd Avenue South — Minneapolis LLC c/o iStar Financial Inc. 180 Glastonbury Blvd., Suite 201 Glastonbury, CT 06033 Attn: Cynthia Tucker Fax: (860) 815-5901

          9. General.
               (a) Governing Laws. It is the intention of the parties hereto that the internal laws of the State of Illinois (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties to this Agreement.
               (b) Binding upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties to this Agreement.
               (c) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected in this Agreement as signatories.
               (d) Entire Agreement. This Agreement, the documents referenced in this Agreement and the exhibits to such documents, constitute the entire understanding and agreement of the parties to this Agreement with respect to the subject matter of this Agreement and of such documents and exhibits and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to this Agreement. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement.
               (e) Waivers. No waiver by any party to this Agreement of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.
               (f) Amendment. This Agreement may be amended with the written consent of Buyer, Seller and Escrow Agent, provided that if Escrow Agent does not agree to an amendment agreed upon by Buyer and Seller, Buyer and Seller will appoint a successor Escrow Agent in accordance with Section 6.
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          IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

BUYER: GATOR OWNER LLC
By:
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SELLER: 615 2ND AVENUE SOUTH — MINNEAPOLIS LLC
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ESCROW AGENT: CHICAGO TITLE INSURANCE COMPANY
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